As filed with the Securities and Exchange Commission on June 20, 2023

Registration No. 333-237576

Registration No. 333-234086

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS ON

FORM S-8

under

THE SECURITIES ACT OF 1933

RAYTHEON TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-0570975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1000 Wilson Blvd, Arlington, Virginia	22209
(Address of Principal Executive Offices)	(Zip Code)

RAYTHEON SAVINGS AND INVESTMENT PLAN

UNITED TECHNOLOGIES CORPORATION REPRESENTED EMPLOYEE SAVINGS PLAN

(Full title of the Plans)

Ramsaran Maharajh

Executive Vice President and General Counsel

Raytheon Technologies Corporation

1000 Wilson Blvd.

Arlington, Virginia 22209

(781) 522-3000

(Name, address and telephone number of agent for service)

With copies to:

Joshua R. Cammaker

Erica E. Bonnett

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Raytheon Technologies Corporation (with its predecessors-in-interest, the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration No.  333-237576, filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 6, 2020, covering an aggregate of 3,268,720 shares of common stock, par value $1.00 per share, of the Company, issuable under the Raytheon Savings and Investment Plan and an indeterminate number of plan interests to be offered or sold under such plan; and

•

Registration No.  333-234086 filed with the Commission on September 27, 2019, covering an aggregate of 10,000,000 shares of common stock, par value $1.00 per share, of United Technologies Corporation, predecessor-in-interest to the Company, issuable under the United Technologies Corporation Represented Employee Savings Plan and an indeterminate number of plan interests to be offered or sold under such plan.

The Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments on Form S-8 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on June 20, 2023.*

RAYTHEON TECHNOLOGIES CORPORATION

By:	/s/ Dana Ng
Name: Dana Ng
Title: Corporate Vice President and Secretary

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments.